UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008 (November 22, 2008)

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a)(1) On November 14, 2008 Solera National Bancorp, Inc., a Delaware corporation and bank holding company (the “Company”) and its wholly-owned subsidiary, Solera National Bank, a national bank (the “Bank”) entered into a Separation Agreement (the “Separation Agreement”) with Mr. Paul M. Ferguson, an individual resident of the State of Colorado (“Mr. Ferguson”).  The Separation Agreement became effective on November 22, 2008 (the “Effective Date”).  Mr. Ferguson is the former President, Chief Executive Officer and a director of the Bank, President and a director of the Company, a member of the Executive Committee and Nomination and Governance Committee of the Company, and Chairman of the Credit/Loan Committee and Asset Liability Committee for the Bank.  Mr. Ferguson owns 19,540 shares of the Company’s common stock as of November 14, 2008.  Mr. Ferguson also owns 3,908 warrants each exercisable to purchase one share of the Company’s common stock at a purchase price of $12.50 per share prior to September 10, 2010, and an additional 16,181 warrants each exercisable to purchase one share of the Company’s common stock at a purchase price of $10.00 per share prior to September 10, 2017.

(2) The Separation Agreement provides that the Company, the Bank and Mr. Ferguson agree to terminate the Executive Employment Agreement dated September 10, 2007 (the “Executive Employment Agreement”) as of the Effective Date.  The Separation Agreement also serves as Mr. Ferguson’s resignation from all positions with the Bank and the Company, including, without limitation, as officer, director, and committee member.  Mr. Ferguson will be paid all amounts properly due and payable under the Executive Employment Agreement or as otherwise required by law through the Effective Date.  Additionally, the Bank shall: pay One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) to Mr. Ferguson; release Mr. Ferguson from the non-competition provisions, Paragraph 20, of the Executive Employment Agreement; agree to mutual non-disparagement, a mutual release and a mutual confidentiality provision; will not contest any unemployment claim of Mr. Ferguson other than to provide accurate information regarding payments and benefits; reimburse Mr. Ferguson $345.45 per month for his portion of COBRA payments through October 19, 2009; pay Mr. Ferguson’s life insurance premiums through October 19, 2009; and provide Mr. Ferguson a letter of recommendation.

Item 1.02. Termination of a Material Definitive Agreement

(a) The Company, the Bank and Mr. Ferguson have, pursuant to the Separation Agreement discussed in Item 1.01, terminated the Executive Employment Agreement effective as of November 22, 2008.  Material terms and conditions of the Executive Employment Agreement with Mr. Ferguson include, without limitation: a four year term; a base salary of $195,000 per year; participation in any executive incentive bonus plan and all other benefit programs of the Bank; health insurance for Mr. Ferguson and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop; term life insurance coverage of twice his annual salary; options to acquire 2.5% of the shares of common stock issued in the Company’s initial public offering at an exercise price of $10.00 per share, of which only 16,499 options have vested and are exercisable within ninety (90) days after the Effective Date of the Separation Agreement; severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement; non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Ferguson’s employment.  Entry into the Separation Agreement allows the Company to transition into its growth phase.  All material payments and obligations of the Company and the Bank under the Separation Agreement are as set forth in Item 1.01, above, notwithstanding any provisions or agreements to the contrary contained in the Executive Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: November 25, 2008	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Vice President, Secretary and Treasurer